Exhibit 99.1
LAND O’LAKES, INC.
News Release
For more information, contact:

Lydia Botham	651-481-2123
David Karpinski	651-481-2360
Land O’Lakes Reports Strong First-Quarter Results
$3.3 billion in Net Sales, $61 million in Net Earnings
May 13, 2008 (Arden Hills, Minn.) ... Land O’Lakes, Inc. officials today reported first-quarter 2008 net earnings of $61.3 million, up 16.4 percent over the first quarter of 2007 ($52.6 million). Net sales for the quarter were $3.3 billion, compared to $2.2 billion for same period one year ago. Company officials noted that, as a result of the late 2007 repositioning of its Agronomy business, first-quarter 2008 sales included $487 million in crop protection product (CPP) sales that would not have been included in Land O’Lakes financials before the repositioning. If those CPP sales are factored out, net sales for the quarter would be up 27 percent.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $107.4 million for the quarter, compared with $98.2 million for the first quarter of 2007.
Company officials said the improved performance reflects the continuation of strong commodity markets; positive performance in branded, value-added product lines; continued emphasis on effective cost control; and progress against the company’s four Strategic Imperatives (Best Cost, Best People, Superior Insight, Superior Portfolio).
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized gains and losses from commodity exchange contracts, asset sales, impairments, legal settlements, debt extinguishment costs and other special items. Normalized EBITDA for the quarter was $135.4 million, compared with $101.5 million in the first quarter of 2007. The company increased its guidance for 2008 full-year Normalized EBITDA by $55 million, from $290 million to $345 million.
Company officials also indicated the balance sheet remained strong, with an improved Long-term Debt-to-Capital ratio (35.7 percent as of March 31, 2008, versus 38.8 percent on March 31, 2007); a $105-million increase in total equity (from $964 million to $1.07 billion); and strong liquidity ($282 million in cash-on-hand and unused borrowing authority). Total debt, including short-term debt used mainly for working capital purposes, was $1.1 billion as of March 31,2008.
Dairy Foods
The company reported a pretax loss of $5.1 million in Dairy Foods for the quarter, compared with pretax earnings of $20.4 million in the first quarter of 2007. Dollar sales, at $1.05 billion for the quarter, were up from $880 million for the first quarter of 2007, due primarily to higher food prices. Company officials indicated first-quarter 2008 earnings were affected by a number of factors including inventory devaluations due to early-year market declines; higher input and energy costs; and the impact of economic uncertainty and higher food costs on consumer purchasing decisions.
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Land O’Lakes – Page 2 of 3
While volumes were mixed (down 3 percent overall) the strength of Land O’Lakes brands was reflected in a 2-percent increase in the company’s flagship branded butter volume and a 12-percent increase in deli cheese volume. Company officials indicated they anticipated an upside in the markets going forward and that the company would continue to focus on brand strength, targeted marketing, operating efficiency and the balancing of manufacturing operations with milk supply and processing demand.
Feed
Land O’Lakes reported $9.2 million in pretax earnings in Feed for the quarter, more than double first-quarter 2007’s $4.3 million. Feed sales for the quarter were $942 million, up from $749 million for the same quarter one year ago. Volumes in the company’s industry-leading livestock and lifestyle feed segments were basically flat with one year ago. However, feed ingredient sales were up approximately 16 percent.
Key contributing factors to the improvement in sales and earnings were: solid margins within the feed industry; brand strength; focused marketing; an ongoing shift toward higher-value, higher-margin product lines; and a continued commitment to cost reduction and supply chain efficiency.
Layers/Shell Eggs
Earnings were significantly improved in the company’s Layers/Shell Eggs business, conducted through its MoArk LLC subsidiary. For the quarter, Land O’Lakes reported $32.3 million in pretax earnings in Shell Eggs, compared to $4.2 million in pretax earnings for the first quarter of 2007. Sales for the quarter were $181 million, up $61 million from the first quarter of 2007.
Among the contributing factors cited by company officials were significantly stronger markets (pricing); improved volumes (up 16 percent over the first quarter of 2007); effective cost control; and volume growth in higher-margin branded and specialty eggs (up 26% versus the first quarter of last year). Average shell egg prices were $1.62/dozen over the first quarter versus $1.06/dozen for the first quarter of 2007.
Seed
Seed reported $43.0 million in pretax earnings for the first quarter of 2008, up from $34.0 million one year ago. Sales also were up, at $627 million for the quarter versus $436 million for the same period one year ago. Soybean volumes were particularly strong (up 38 percent), corn was up 17 percent and alfalfa volume was down 8 percent. A commitment to delivering the best in seed genetic and traits, as well as crop production insight, continue to drive Seed’s performance, company officials said.
Agronomy — Crop Protection Products
As noted earlier, in late 2007, the company restructured its investment in Agronomy, formerly comprised primarily of its 50-percent ownership in the Agriliance (crop nutrients and crop protection products) joint venture. In that restructuring, the Agriliance wholesale crop nutrients business was transferred to joint venture partner CHS Inc., while the Agriliance crop protection products business was transferred to Land O’Lakes, where it operates under the WinField Solutions™ marketing identity. As a result, first-quarter results reflect a significantly different business structure, and year-over-year comparisons are difficult. In addition, some recent accounting changes have affected the timing of crop protection product rebates. An estimated $15 million in vendor rebates that would have appeared on the company’s books in the first quarter under previous accounting procedures will be booked later in the year.
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Land O’Lakes – Page 3 of 3
Through the first quarter, the company is reporting a $10.9 million pretax loss in Agronomy, compared to a $1.6 million pretax loss for the same quarter one year ago. Agronomy (crop protection product) sales for the quarter were $487 million. Sales in this segment were not included in previous year’s financials.
In summing up its Agronomy results, company officials indicated that the new business structure is working well; crop protection products sales, while it is early in the season, are up 52 percent over first-quarter 2007 numbers; and the company anticipates a solid year for this business.
Conference Call
The national food and agricultural cooperative will discuss its first quarter results in a conference call scheduled for noon, Central Daylight Time, May 13, 2008. The dial-in numbers are USA – 1-800-862-9098; International – 1-785-424-1051. The Conference ID is LANDOLAKES. A replay of the conference call will be available through May 20, 2008, at USA – 1-888-566-0822; International – 1-402-220-0117. Additional materials will be available on the company’s website (www.landolakesinc.com) for an extended period of time.
Land O’Lakes, Inc. ( www.landolakesinc.com ) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $8 billion. Land O’Lakes is a Fortune 500 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
Note: Attachments follow
CAUTIONARY STATEMENT
This release contains forward-looking statements which can be identified by the use of forward-looking terminology such as “may,” “should,” or “anticipates” or the negatives thereof. Such statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. For a list of risk factors that may materially impact future results, please refer to the Company’s annual report filed on Form 10-K for the year ended December 31, 2007, which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com). The Company undertakes no obligation to update the forward-looking information contained in this release.

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,409	$116,839
Receivables, net	1,489,996	1,006,707
Inventories	1,145,986	964,515
Prepaid expenses	514,679	856,033
Other current assets	99,468	76,178

Total current assets	3,328,538	3,020,272

Investments	344,394	303,978
Property, plant and equipment, net	565,244	551,752
Goodwill, net	316,305	318,224
Other intangibles, net	118,112	119,167
Other assets	111,430	118,438

Total assets	$4,784,023	$4,431,831

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$518,753	$132,170
Current portion of long-term debt	4,562	5,182
Accounts payable	1,376,034	1,150,353
Customer advances	521,336	926,240
Accrued expenses	431,501	337,476
Patronage refunds and other member equities payable	33,472	28,065

Total current liabilities	2,885,658	2,579,486

Long-term debt	605,237	611,602
Employee benefits and other liabilities	204,819	202,400
Minority interests	19,573	6,175
Commitments and contingencies Equities:
Capital stock	1,678	1,701
Member equities	952,777	937,126
Accumulated other comprehensive loss	(59,060)	(61,931)
Retained earnings	173,341	155,272

Total equities	1,068,736	1,032,168

Total liabilities and equities	$4,784,023	$4,431,831

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
		(Restated)
Net sales	$3,256,999	$2,182,283
Cost of sales	3,006,292	1,964,733

Gross profit	250,707	217,550

Selling, general and administrative	167,579	142,011
Restructuring and impairment charges	53	1,388

Earnings from operations	83,075	74,151

Interest expense, net	17,135	14,826
Other expense, net	12	186
Equity in earnings of affiliated companies	(4,102)	(3,215)
Minority interest in earnings of subsidiaries	1,865	256

Earnings before income taxes	68,165	62,098
Income tax expense	6,882	9,467

Net earnings	$61,283	$52,631

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
		(Restated)
Cash flows from operating activities:
Net earnings	$61,283	$52,631
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	22,146	21,252
Amortization of deferred financing costs	525	748
Bad debt expense	986	668
Proceeds from patronage revolvement received	1,560	3,075
Non-cash patronage income	(1,331)	(616)
Deferred income tax (benefit) expense	(14,631)	3,479
Increase in other assets	(948)	(594)
Increase in other liabilities	2,808	893
Restructuring and impairment charges	53	1,388
Loss on sale of investments	12	186
Equity in earnings of affiliated companies	(4,102)	(3,215)
Dividends from investments in affiliated companies	5,448	22,684
Minority interests	1,865	256
Other	(234)	113
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(450,627)	(217,929)
Inventories	(112,649)	(40,326)
Prepaids and other current assets	354,880	301,146
Accounts payable	205,268	156,111
Customer advances	(429,128)	(323,754)
Accrued expenses	91,283	12,566

Net cash used by operating activities	(265,533)	(9,238)

Cash flows from investing activities:
Additions to property, plant and equipment	(24,316)	(18,045)
Acquisitions, net of cash acquired	(6,419)	(58)
Investments in affiliates	(50,835)	(406)
Distributions from investments in affiliated companies	4,448	—
Proceeds from sale of investments	49	475
Proceeds from sale of property, plant and equipment	66	176
Change in notes receivable	(6,038)	(7,865)
Other	(476)	(82)

Net cash used by investing activities	(83,521)	(25,805)

Cash flows from financing activities:
Increase in short-term debt	341,931	33,147
Proceeds from issuance of long-term debt	3,583	1,827
Principal payments on long-term debt and capital lease obligations	(12,693)	(24,359)
Payments for redemption of member equities	(22,161)	(15,472)
Other	(36)	(36)

Net cash provided (used) by financing activities	310,624	(4,893)

Net decrease in cash and cash equivalents	(38,430)	(39,936)

Cash and cash equivalents at beginning of the period	116,839	79,707

Cash and cash equivalents at end of the period	$78,409	$39,771

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Three Months Ended		Ended
	March 31,		March 31,
	2008	2007	2008
Earnings before income taxes	$68,165	$62,098	$207,971
Interest expense, net	17,135	14,826	51,227
Depreciation	19,199	18,418	73,707
Amortization	2,947	2,834	11,327

Total EBITDA	107,446	98,176	344,232

Unrealized hedging loss	27,941	1,797	13,288
Gain on insurance settlement	—	—	(5,941)
Gain on divestitures	—	—	(28,474)
Loss (gain) on sale of investments	12	186	(8,857)
Restructuring & impairments	53	1,388	2,635
Agronomy repositioning	—	—	16,868
Note receivable reserve & equity investment impairment	—	—	22,001

Normalized EBITDA	$135,452	$101,547	$355,752